Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND YEAR ENDED JUNE 30, 2008

SAN DIEGO, California, August 5, 2008 - ResMed Inc. (NYSE: RMD) today announced revenue and income results for the quarter ended June 30, 2008. Revenue for the quarter was a record $235.2 million, a 23% increase over the quarter ended June 30, 2007. For the current quarter, income from operations and net income were $37.0 million and $29.6 million, respectively. Diluted earnings per share for the quarter ended June 30, 2008 was $0.38. For the quarter ended June 30, 2008, an additional expense of $3.1 million has been recognized as a charge to cost of sales in relation to the voluntary recall we announced in April 2007 related to our previous series of S8 flow generators. We do not expect any further significant costs in relation to this recall. Excluding product recall expenses, diluted earnings per share was $0.40, an increase of 14% compared to the quarter ended June 30, 2007. Excluding product recall expenses, gross margin was 58.3% mainly as the result of encouraging growth in the U.S. market.

SG&A costs were $77.4 million for the quarter, an increase of $12.2 million, or 19%, over the same period in fiscal 2007. SG&A costs were 33% of revenue in the June quarter, compared to 34% in the same period in fiscal 2007. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses to support sales growth. The increase in SG&A was also due to the net appreciation of international currencies against the U.S. dollar.

R&D expenses during the quarter were $17.6 million or approximately 7% of revenue. R&D expenses increased 24% year over year. The increase in research and development outlays reflects the continuing commitment to innovation within our product portfolio, as well as an ongoing commitment to clinical research and product development. The increase in R&D was also due to the net appreciation of international currencies against the U.S. dollar.

Amortization of acquired intangibles of $2.1 million, incurred during the quarter ended June 30, 2008, consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, PulmoMed and PolarMed. Stock-based compensation costs incurred during the quarter ended June 30, 2008, of $5.3 million, consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

For the year ended June 30, 2008, revenue was a record $835.4 million, an increase of 17% over the $716.3 million for the year ended June 30, 2007. For the year ended June 30, 2008, income from operations and net income were $143.0 million and $110.3 million, respectively. GAAP diluted earnings per share for the year ended June 30, 2008 was $1.40 per diluted share.

Inventory was $158.3 million as of June 30, 2008, a decrease of $11.2 million compared to the March 31, 2008 level of $169.5 million. Accounts receivable days sales outstanding, at 72 days, decreased one day when compared to 73 days for the March 31, 2008 quarter.

Kieran T. Gallahue, Chief Executive Officer, commented, “In the fourth quarter of fiscal 2008, overall sales outside of the Americas totaled $123.0 million, a 32% increase over the prior year quarter. Americas’ sales were $112.2 million, an increase of 14% over the prior year quarter. Operating cash flow for the June quarter was a record $56.8 million and we repurchased $51.7 million in stock, which puts our fiscal year total at $99.5 million representing over 2.6 million shares.”

Mr. Gallahue continued, “We were pleased with the strong and balanced growth achieved by our global operations this past quarter, particularly the accelerated growth experienced in the U.S. market. We are encouraged by the traction gained from our recent product releases: the S8 II series of flow generators and the Swift LT nasal pillows mask.

“Our industry received positive signals that it is poised for continued growth. Home sleep testing took another step forward as both national and local Medicare rulings were released and private insurers, such as the country’s largest insurer, Anthem, issued updated coverage policies. Medicare competitive bidding implementation was delayed 18-24 months, a positive signal for the home medical equipment industry. Lastly, the International Diabetes Federation published an important consensus statement on sleep apnea and diabetes. The diabetes community now has an official recommendation to screen all type 2 diabetes patients suspected of sleep apnea. ResMed is well positioned to deliver strong growth in fiscal year 2009.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s website at www.resmed.com or by dialing (866) 543-6407 (domestic) or +1 (617) 213-8898 (international) and entering conference I.D. No. 31223107. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 24669616.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development, new markets for the Company’s products and the impact of future developments related to the recently announced product recall, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. The Company cannot be certain that it has accurately predicted the costs of the product recall, which could change in response to additional feedback from ongoing discussions with the FDA and with various foreign regulatory bodies. In addition, the product recall could affect the Company’s reputation. Additional risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s website.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
Net revenue	$235,152	$191,309	$835,397	$716,332
Cost of sales	97,964	74,103	338,544	272,140
Voluntary product recall expenses	3,103	—	3,103	59,700

Gross profit	134,085	117,206	493,750	384,492

Operating expenses:
Selling, general and administrative	77,443	65,211	278,087	237,326
Donation to Foundations	—	—	2,000	—
Research and development	17,589	14,165	60,524	50,106
Amortization of acquired intangible assets	2,066	1,783	7,791	6,897
Restructuring expenses	—	—	2,378	—

Total operating expenses	97,098	81,159	350,780	294,329

Income from operations	36,987	36,047	142,970	90,163

Other income (expenses), net:
Interest income (expense), net	3,121	1,885	10,058	6,477
Other, net	1,526	2,511	4,827	1,333

Total other income (expenses), net	4,647	4,396	14,885	7,810

Income before income taxes	41,634	40,443	157,855	97,973
Income taxes	(12,000)	(12,769)	(47,552)	(31,671)

Net income	$29,634	$27,674	$110,303	$66,302

Basic earnings per share	$0.38	$0.36	$1.43	$0.86
Diluted earnings per share	$0.38	$0.35	$1.40	$0.85
Basic shares outstanding	76,993	77,556	77,378	76,709
Diluted shares outstanding	78,714	78,418	78,712	78,253

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$321,078	$277,742
Accounts receivable, net	192,200	167,821
Inventories	158,251	157,204
Deferred income taxes	31,355	42,109
Income taxes receivable	17,115	7,952
Prepaid expenses and other current assets	19,241	15,971

Total current assets	739,240	668,799

Property, plant and equipment, net	357,057	310,580
Goodwill	234,647	206,778
Other intangibles	46,771	46,575
Deferred income taxes	16,162	9,206
Other assets	12,123	10,104

Total non-current assets	666,760	583,243

Total assets	1,406,000	$1,252,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,308	$53,039
Accrued expenses	61,338	98,324
Deferred revenue	26,133	18,865
Income taxes payable	3,799	3,410
Deferred income taxes	1,150	415
Current portion of long-term debt	43,865	28,350

Total current liabilities	192,593	202,403

Non current liabilities:
Deferred income taxes	18,333	18,297
Deferred revenue	15,673	12,472
Income taxes payable	3,837	—
Long-term debt	93,789	87,648

Total non-current liabilities	131,632	118,417

Total liabilities	324,225	320,820

STOCKHOLDERS’ EQUITY:
Common Stock	304	311
Additional paid-in capital	468,346	421,701
Retained earnings	548,343	436,954
Treasury Stock	(142,987)	(43,497)
Accumulated other comprehensive income	207,769	115,753

Total stockholders’ equity	1,081,775	931,222

Total liabilities and stockholders’ equity	$1,406,000	$1,252,042

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